Exhibit 4.7

H.B. FULLER COMPANY
EXECUTIVE STOCK PURCHASE LOAN PROGRAM

Section 1. Purpose.

    The purpose of the H.B. Fuller Company Executive Stock Purchase Loan Program (the "Plan") is to promote the interests of H.B. Fuller Company (the "Company") and its shareholders by facilitating the purchase and ownership of Company stock by officers and employees who have significant responsibility for the success and growth of the Company. The Company expects to directly benefit from this Plan which will provide incentives to its participants to put forth maximum efforts towards increasing shareholder value.

Section 2. Definitions.

    As used in the Plan, the following terms shall have the meanings set forth below:

    (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

    (b) "Bank" shall mean any single state or federal lending institution approved by the Board or the Committee.

    (c) "Board" shall mean the Board of Directors of the Company.

    (d) "Broker" shall mean a single stock brokerage institution approved by the Board or the Committee.

    (e) "Committee" shall mean the Compensation Committee of the Board, or such other committee of Directors designated by the Board to administer the Plan. The Committee shall be comprised of "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

    (f)  "Company" shall mean H.B. Fuller Company, a Minnesota corporation, and any successor corporation.

    (g) "Company Stock" shall mean shares of common stock, par value $1.00 per share, of the Company.

    (h) "Director" shall mean a member of the Board.

    (i)  "Eligible Person" shall mean any employee or officer of the Company or any Affiliate whom the Committee determines to be eligible to participate in the Plan.

    (j)  "Guaranty" shall mean the Company's written agreement with the Bank to repay a Loan if not paid when due by the named Participant.

    (k) "Loan" shall mean a full-recourse, unsecured, interest-bearing loan as established by written loan documentation between a Participant and the Bank, including one or more promissory notes executed by the Participant.

    (l)  "Ownership Goal" shall mean the individual goal for ownership of Company Stock by a Participant, as determined by the Committee.

    (m) "Participant" shall mean an Eligible Person who has elected to participate in the Plan.

    (n) "Plan" shall mean the H.B. Fuller Company Executive Stock Purchase Loan Program, as amended from time to time, the provisions of which are set forth herein.

    (o) "Purchase Period" shall mean each period of time, as determined by the Committee, and subject to any conditions or restrictions on the timing, volume or prices of purchases as determined by the Committee or Company, during which a Participant shall be allowed to use Loan proceeds to purchase Company Stock in the open market.

Section 3. Administration.

    (a)  Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Eligible Persons; (ii) determine or approve the terms and conditions of any Loan or Guaranty under the Plan; (iii) amend or approve the amendment to the terms and conditions of any Loan or Guaranty; (iv) interpret and administer the Plan and any instrument or agreement, including any Loan or Guaranty agreements, relating to the Plan; (v) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, or in any Loan or Guaranty agreements, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Loan or Guaranty hereunder, shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Loan or Guaranty, and any employee of the Company or any Affiliate.

    (b)  Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion.

    (c)  Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 4. Eligibility and Participation.

    (a)  Eligibility.  In determining and designating Eligible Persons under the Plan, the Committee may take into account the nature of the services rendered by the individual, his or her present and potential contributions to the success of the Company, the creditworthiness of the individual, or such other factors as the Committee, in its discretion, shall deem relevant.

    (b)  Election to Participate.  Any Eligible Person may elect to participate in the Plan for a given Purchase Period by completing and executing the Loan documentation as required by the Bank and by completing and executing such other agreements or instruments as may be determined to be necessary or appropriate by the Committee for participation in the Plan.

    (c)  Voluntary Participation.  Participation in the Plan on the part of an Eligible Person is voluntary and such participation is not a condition of employment, nor does participation in the Plan entitle a Participant to be retained as an employee.

Section 5. Share of Company Stock Available Under the Plan; Purchases of Company Stock.

    Shares of Company Stock purchased by Participants under the Plan shall be purchased in the open market by the Broker, subject to any conditions or restrictions on the timing, volume or prices of purchases as determined by the Committee or the Company. A Participant may place with the Broker a single purchase order for the full amount of the Participant's Ownership Goal or may place multiple orders during a Purchase Period, up to a total aggregate amount equal to the Participant's Ownership Goal, with the minimum purchase amount of 1,000 shares, subject to any conditions or restrictions on the timing, volume or prices of purchases as determined by the Committee or the Company. A final top-off order may be placed for less than 1,000 shares to reach the full amount of the Participant's Ownership Goal. Shares of Company Stock purchased under the Plan shall be registered in the name of the Participant.

Section 6. Loans and Guaranties.

    (a)  Loans.  The Bank shall provide each Participant with a Loan, the proceeds of which shall be used by the Participant to purchase Company Stock in the open market during the Purchase Period. Each Participant shall be allowed to obtain a Loan for up to one times the Participant's Ownership Goal plus capitalization of interest for the term of the Loan. The applicable Loan funds will be disbursed directly to the Broker for the purchase of Company Stock. No funds will be advanced after the close of the Purchase Period.

    The Loans will accrue interest at market rates as determined by the Bank or such other rates as approved by the Committee. Interest will not be payable until the Loan terminates. Accrued, but unpaid, interest on the Loans will be added to the principal balance of the Loan. Unless extended by the Bank, each Loan will be payable no later than five years after the initial disbursement thereunder is made. The Participant may prepay the Loan at any time but the Participant may be subject to prepayment penalties as determined by the Bank.

    The payment of the Loan will be accelerated if a Participant's employment with the Company or an Affiliate is terminated for gross violation of working rules or gross misconduct, as determined by the Company. In those instances, the Loan must be paid immediately upon termination of employment. In addition, prepayment of the Loan may be accelerated for any reason as defined in any Loan promissory note.

    Following the Participant's purchase of Company Stock with the proceeds of the Loan, the Bank shall not, prior to termination of the Loan, restrict the Participant's right to sell, pledge, or otherwise dispose of the Company Stock.

    (b)  Guaranties.  The Company shall facilitate the Loans, as set forth in Section 6(a) above, by providing a Guaranty to the Bank for each Loan to a Participant. In the event the Company is required to pay, pursuant to a Guaranty, any of the indebtedness of a Participant, the Company shall be entitled to seek full repayment from the Participant or the Participant's estate, as the case may be.

    The Company shall not, prior to termination of the Loan, restrict the Participant's right to sell, pledge, or otherwise dispose of the Company Stock.

Section 7. Amendment and Termination; Adjustments.

    (a)  Amendment or Termination of the Plan.  The Committee may amend, alter, suspend, discontinue or terminate the Plan at any time and for any reason, but no such action will adversely affect the rights or obligations of a Participant under an outstanding Loan without the consent of the Participant or holder or beneficiary thereof.

    (b)  Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any other document or agreement hereunder, in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8. General Provisions.

    (a)  Rights and Obligations With Respect to Loans or Guaranties.  No person shall have any claim to participate in the Plan, unless so designated by the Committee, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of any Loan or Guaranty under the Plan.

    (b)  Loan and Guaranty Agreements.  No Participant shall have rights under the Plan or any Loan or Guaranty unless and until written Loan documentation, including one or more promissory notes, and a written Guaranty agreement shall have been duly executed.

    (c)  Non-Transferability.  No right or obligation under the Plan or any document or agreement hereunder shall be transferable by a Participant other than by will or by the laws of descent and distribution.

    (d)  No Right to Employment.  Neither the Plan, nor any document or agreement hereunder, shall be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any document or agreement hereunder, unless otherwise expressly provided in the Plan or in any document or agreement hereunder.

    (e)  Governing Law.  The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan and any rules and regulations relating to the Plan.

    (f)  Securities Matters.  No Company Stock shall be purchased in connection with the Plan at such time as counsel to the Company shall have determined that the purchase of Company Stock would violate any applicable federal or state securities or other laws, rules or regulations.

    (g)  Severability.  If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed and deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

    (h)  No Trust or Fund Created.  Neither the Plan nor any document or agreement hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person.

    (i)  Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9. Effective Date of the Plan.

    The Plan shall be effective as of the date of its adoption by the Board.